Exhibit 99

NEWS RELEASE

For Immediate Release

For more information, please contact:

David Oboyski
NIC
DIRECT (913) 754-7054
doboyski@nicusa.com

eGovernment Firm NIC Promotes Steve Kovzan to CFO

National search ends with selection of company veteran

OLATHE, Kan. – August 20, 2007 – eGovernment services firm NIC (Nasdaq: EGOV) today announced the promotion of Steve Kovzan to chief financial officer effective immediately.  Kovzan has served as vice president of financial operations and chief accounting officer for NIC since 2000.

“After conducting a national search, it was clear that Steve was the best person to help our management team lead the company’s growth,” said Jeff Fraser, chief executive officer of NIC.  “We’re excited about his appointment as chief financial officer.”

Kovzan joined NIC in 1999, serving as the company’s controller before his promotion a year later.  Previously, Kovzan was a business assurance manager for PricewaterhouseCoopers LLP.

“Steve helped put in place the financial discipline that contributed to NIC’s tremendous growth over the past several years,” said Harry Herington, president of NIC.  “He’ll bring a seasoned perspective to the management team as we work toward our goal of dramatically increasing the company’s revenues and earnings by 2010.  And his deep institutional knowledge will serve him well in his new role.”

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eGovernment Firm NIC Promotes Steve Kovzan to CFO/Page 2 of 2

About NIC

NIC manages more eGovernment services than any provider in the world.  The company helps government communicate more effectively with citizens and businesses by putting essential services online.  NIC provides eGovernment solutions for 2,600 state and local agencies that serve more than 67 million people in the United States.  Additional information is available at http://www.nicusa.com.